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                                                                 EXHIBIT 11A
                       GATX CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE OF
                   COMMON STOCK AND COMMON STOCK EQUIVALENTS
                    (In Millions, Except Per Share Amounts)

                                                        Year Ended December 31
                                          ----------------------------------------------
                                           1995       1994      1993       1992      1991
                                         -------    -------   -------    -------    ------

Average number of shares
    of Common Stock outstanding            20.0       19.9      19.6       19.4      19.3
Shares issuable upon assumed exercise
    of stock options, reduced by the
    number of shares which could have
    been purchased with the proceeds
    from exercise of such options            .4         .3        .3          *        .2
                                        --------   --------  --------    -------    -----

Total                                      20.4       20.2      19.9       19.4      19.5
                                        ========   ========  ========    =======    =====



Net income (loss)                      $  100.8   $   91.5   $  72.7    $ (16.5)  $  82.7
Deduct - Dividends paid and
  accrued on Preferred Stock               13.2       13.3      13.3       13.3      13.3
                                       ---------   --------  --------    -------   ------
Net income (loss), as adjusted         $   87.6   $   78.2   $  59.4    $ (29.8)  $  69.4
                                       =========   ========  ========    =======   ======

Net income (loss) per share            $   4.30   $   3.88   $  2.99    $ (1.53)  $  3.56
                                       =========   ========  ========   ========  =======




*  Common share equivalents are not considered in the computation of loss per share.



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